Exhibit 99.1

Jan. 23, 2008

FOR IMMEDIATE RELEASE

Contacts:
Bob Denham	Jeff Nichols
Senior Vice President	Vice President
Corporate Communications	Corporate Communications
(336) 733-1475	(336) 733-1472

Hall of Fame homebuilder named BB&T director

     WINSTON-SALEM, N.C. – The directors of BB&T Corporation (NYSE: BBT) on Tuesday elected Tommy Thompson, president of Owensboro, Ky.-based Thompson Homes Inc., to the corporate board. Thompson, 59, also serves as a member of the Kentucky House of Representatives for Ohio and Daviess counties.

     “Tommy’s personal and business values are very closely aligned with our BB&T core values, which guide everything we do as a company,” said BB&T Chairman and Chief Executive Officer John Allison. “He’ll be a tremendous asset to our corporate board of directors.”

     Thompson oversees the daily operations of a family-owned homebuilder founded by his father and uncle in 1948. Thompson Homes has been honored numerous times by the Kentucky Homebuilders Association, including 10 president’s awards for best new home design.

     The state legislator has served in the Kentucky House of Representatives since 2003 and is currently chairman of the House Banking and Insurance committee among other committee assignments.

     “As a client and shareholder, I’ve been very impressed with BB&T from day one of our relationship,” Thompson said. “BB&T is a company of the utmost integrity that –and I know this from personal experience – truly believes in highly attentive and thorough service.

     “I’m thrilled to serve on the board of such a well respected organization that believes in doing everything possible to help its clients achieve economic success and financial security.”

MORE

     Thompson serves on the boards for the Cliff Hagan Boys & Girls Club, Junior Achievement of Owensboro, Leadership Owensboro and Brescia University. He previously served as a board member for Branch Banking and Trust Company, the principal subsidiary of BB&T Corporation.

     He serves on the Washington, D.C.-based National Association of Home Builders, the Home Builders Association of Kentucky and the national advisory council for the U.S. Small Business Administration.

     In 1994, Thompson served as president of the National Association of Home Builders, the second largest trade group in the country. He was elected in 2000 to both the Commonwealth of Kentucky Housing Hall of Fame and the National Housing Hall of Fame.

     He earned his bachelor’s degree in business administration from the University of Florida and his master’s in business administration degree from Indiana University.

     The 16-member BB&T Corporation board of directors added WilcoHess president Steve Williams to the board in December.

     With $132.6 billion in assets, Winston-Salem, N.C.-based BB&T Corporation is the nation’s 14th largest financial holding company. It operates nearly 1,500 financial centers in 11 states and Washington, D.C. More information about the company is available at BBT.com.

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